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                               EXHIBIT (4)(d)(3)

                          FORM OF TAX RELIEF RIDER II

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                          Home Office:             Transamerica Occidental Life
[GRAPHIC REMOVED HERE]    4333 Edgewood Road NE    Insurance Company
                          Cedar Rapids, IA 52499
                          A Stock Company

                         ADDITIONAL DEATH BENEFIT RIDER

We issued this rider as a part of the contract to which it is attached. Contract refers to the individual contract if the rider is attached to an individual annuity or the group certificate if the rider is attached to a group annuity.

This rider will pay an Addition Death Benefit Amount as described below. this Additional Death Benefit, if any, will be paid whenever death proceeds are payable on the base contract to which this rider is attached.

This rider will be considered terminated when the contract is annuitized or surrendered, or an Additional Death Benefit is paid or added to the contract under spousal continuation under the terms of this rider. You may also cancel this benefit at any time by notifying us at our service center. However, if the rider is terminated it can not be re-elected within a year after it was last terminated. Once re-elected, a new rider will be issued and the Additional Death Benefit amount will be re-determined.

Contract Number:            123456
Rider Date:                 01-29-2003
Rider Benefit Percentage:   40.0%
Rider Fee Percentage:       0.25%

DEFINITIONS

Rider Anniversary
The anniversary of the Rider Date for each year the rider remains in force.

Rider Benefit Base
This amount is equal to the Account Value minus premiums paid after the Rider Date.

Rider Date
The date that this rider is added to the contract.

Rider Fee
The Rider Fee amount is equal to the Rider Fee Percentage above multiplied by the Account Value on the date the fee is deducted. A Rider Fee is deducted annually on each Rider Anniversary prior to annuitization. We will also deduct this fee upon full surrender of the contract or other termination of the rider. If this rider is attached to a Variable Annuity, the Rider Fee is deducted pro rata from each Investment Option. The Rider Fee is deducted even during periods when the Additional Death Benefit rider would not pay any benefit.

ADDITIONAL DEATH BENEFIT AMOUNT
If death proceeds are payable under the terms of the base contract to which this rider is attached, this rider will pay an Additional Death Benefit. If death occurs prior to the fifth Rider Anniversary, the rider will pay an Additional Death Benefit equal to the sum of all Rider Fees paid since the Rider Date. If death occurs on or after the fifth Rider Anniversary, the rider will pay an Additional Death Benefit equal to the Rider Benefit Percentage multiplied by the Rider Benefit Base on the date used to calculated the death proceeds.

SPOUSAL CONTINUATION
If a death occurs and the base contract gives the surviving spouse the right to continue the contract, the surviving spouse has two options:

1.) Receive the death benefit attributable to this rider as well as the death benefit attributable to the base contract, at which time both rider and base contract would terminate, or

2.) Continue the contract and receive a one-time Account Value increase equal to the amount of the Additional Death Benefit paid by this rider. At this time the rider would terminate.

If the contract is continued, the spouse would have the option of immediately re-electing the rider if they meet issue requirements at the time the rider is re-elected.

RTP 17 0103

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Additional Death Benefit Example:

The Additional Death Benefit rider is added to a new contract opened with $100,000 initial premium. The Rider Benefit is 30% and the Rider Fee is 0.55%. On the first and second Rider Anniversaries, the Account Value is $110,000 and $95,000 respectively when the Rider Fees are deducted. The client adds $25,000 premium in the third Rider Year. After five years, the Account Value has grown to $130,000 and Death Proceeds have grown to $150,000.

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Additional Death Benefit Example Calculations:
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

Death Proceeds on Rider Date (= initial Account Value)                                          $ 100,000
Additional Death Benefit During 1st Rider Year                                                  $       0
Rider Fee on first Rider Anniversary (= Rider Fee * Account Value = 0.55% * $110,000)           $     605
Additional Death Benefit during 2nd Rider Year (= sum of total Rider Fees paid)                 $     605
Rider Fee on second Rider Anniversary (= Rider Fee * Account Value = 0.55% * $95,000)           $  522.50
Additional Death Benefit during 3rd Rider Year (= sum of total
Rider Fees paid = $605 + $522.50)                                                               $1,127.50
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Rider Fees will continue to be deducted each Rider Anniversary.
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Rider Benefit Base after 5th Rider Year (= Account Value- premiums = $130,000 - $25,000)        $ 105,000
Additional Death Benefit after 5th Rider Year = Rider Benefit Percentage *                      $  31,500
Rider Benefit Base = 30% * $105,000
Total Death Proceeds (= base contract Death Proceeds + Additional Death Benefit
Amount = $150,000 + $31,500)                                                                    $ 181,500
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                        Signed for us at our home office.


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SECRETARY                                       PRESIDENT